Exhibit 99.1

athenahealth Names Timothy M. Adams as New Chief Financial Officer

WATERTOWN, Mass.--(BUSINESS WIRE)--January 11, 2010--athenahealth, Inc. (NASDAQ: ATHN), a leading provider of Internet-based business services for physician practices, announced that it has appointed Timothy M. Adams as Senior Vice President and Chief Financial Officer, effective today. Mr. Adams will oversee finance, legal and investor relations functions and will report to Jonathan Bush, the Chairman, President and Chief Executive Officer of athenahealth. Concurrent with Mr. Adams’ appointment, Carl B. Byers will step down as Chief Financial Officer, a position he has held since the Company’s founding in 1997. Mr. Byers’ plan to resign in early 2010 was originally announced on June 4, 2009. Mr. Byers will continue to serve as an advisor to the company.

"I am excited to announce the appointment of Tim Adams as Chief Financial Officer," said Jonathan Bush. “Tim brings a wealth of finance and business leadership capabilities to athena and shares our vision of making health care work as it should. His experience managing the challenges of growth and working with the capital markets as CFO of several public companies gives him the ability to contribute broadly to our financial, operational and business strategy. I look forward to working in partnership with Tim in the years ahead.”

Mr. Adams’ career spans 27 years in the health care and technology services industries. He currently serves in an executive capacity at Constitution Medical Investors, Inc., a health care-focused private investment firm founded in partnership with Warburg Pincus and Keystone Dental, a provider of dental health solutions. In 2008, Mr. Adams served as Chief Financial Officer of Orthofix International NV. Prior to that, he was Chief Financial Officer of Cytyc Corporation, a women’s health company that grew during his three-year tenure from $350 million to $750 million of revenue. Cytyc was sold to Hologic, Inc. for $6.2 billion in 2007. His earlier experiences include Chief Financial Officer positions at Modus Media International Inc. and Geotrust as well as Digex Inc., a pioneer in managed hosting services over the Internet. Mr. Adams also served in finance and operational roles at internet service provider GTE Internetworking / BBN Planet. He worked for seven years in the audit practice at Price Waterhouse and earned a Certified Public Accountant designation. Mr. Adams holds a Master’s Degree in Business Administration from Boston University and a Bachelor’s Degree in Accounting from Murray State University.

Mr. Adams commented on his appointment, "athenahealth is a rare kind of company that combines a uniquely compelling culture and mission-orientation with a virtually limitless opportunity to create value for clients and shareholders. I am honored to be given this opportunity and I look forward to working closely with the entire athenahealth team as we build on this potential.”

About athenahealth

athenahealth, Inc. is a leading provider of Internet-based business services for physician practices. athenahealth's service offerings are based on proprietary web-native practice management and electronic health record (EHR) software, a continuously updated payer knowledge-base, integrated back-office service operations, and automated and live patient communication services. For more information visit www.athenahealth.com or call (888) 652-8200.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated benefits of athenahealth's service offerings. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the risk that our service offerings will not operate in the manner that we expect due to design flaws, security breaches, or otherwise; potential interruptions or delays in our internet-based services offerings; our reliance upon third parties, such as computer hardware, software, data-hosting, and internet infrastructure providers, which reliance may result in failures or disruptions in our service offerings; errors or omissions included in our payer and clinical intelligence rules engine and database; and the evolving and complex government regulatory compliance environment in which we and our clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. athenahealth, Inc. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events, or circumstances or otherwise. For additional disclosure regarding these and other risks faced by athenahealth, Inc., see the disclosure contained in our public filings with the Securities and Exchange Commission, available on the Investors section of our website at http://www.athenahealth.com and on the SEC's website at http://www.sec.gov.

CONTACT:
Investors
athenahealth, Inc.
Jennifer Heizer, 617-402-1322
Director, Investor Relations
investorrelations@athenahealth.com
or
Media
athenahealth, Inc.
John Hallock, 617-402-1428
Director, Corporate Communications
media@athenahealth.com